UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 11, 2014

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100 Atlanta, Georgia		30339—5949
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code): 770-779-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2014, PRGX Global, Inc. (the “Company”) announced that Robert B. Lee, the Company’s Chief Financial Officer, Controller and Treasurer, will retire from the Company on December 31, 2014. In connection with Mr. Lee’s pending retirement, effective as of September 11, 2014, Peter Limeri has joined the Company as Senior Vice President – Finance. The Board of Directors of the Company (the “Board”) intends to appoint Mr. Limeri as the Company’s Chief Financial Officer later this year. The Company also announced that Michael W. Reene has joined the Company as Senior Vice-President – Growth and Market Development.

Separation Agreement with Robert B. Lee

On September 11, 2014, the Company entered into a Separation Agreement (the “Separation Agreement”) with Robert B. Lee, the Company’s Chief Financial Officer, Treasurer and Controller. Pursuant to the Separation Agreement, the employment agreement between the Company and Mr. Lee (the “Employment Agreement”) was terminated and the parties agreed that Mr. Lee’s employment will end effective December 31, 2014 or such earlier date as the Company in its sole discretion may determine. In consideration for his agreement to remain with the Company through December 31, 2014, Mr. Lee will receive a $20,000 cash retention bonus in addition to continuation of his current compensation. The material terms of the Separation Agreement are as follows:

1. Post-employment Compensation. The Separation Agreement provides for the Company to make severance payments to Mr. Lee in the form of salary continuation for a period of twelve months from the date of termination of Mr. Lee’s employment to be paid in accordance with the Company’s standard pay practices, subject to the deferral of any such payments as a result of Section 409A of the Internal Revenue Code. Mr. Lee will also receive the earned annual bonus, if any, that he would have received for calendar year 2014 had he remained employed with the Company. Such bonus, if any, will be paid at the time such bonus would otherwise have been paid had Mr. Lee continued employment. The Company will permit Mr. Lee to continue healthcare plan coverage for himself, his spouse, and his eligible dependents for a period of twelve months from the termination date on the same basis and at the same cost as if he remained employed, provided that such coverage shall terminate in the event Mr. Lee becomes eligible for coverage under another employer’s plan. Mr. Lee’s outstanding unvested options, restricted stock, management incentive plan units and other equity-based awards will vest in full on the date which the applicable revocation period expires under a release agreement executed by Mr. Lee, provided that Mr. Lee has not elected to revoke the release. Mr. Lee’s outstanding stock options will remain outstanding until the earlier of (a) one year from the termination date or (b) the original expiration date of the options. Mr. Lee is also entitled to one year of outplacement services of up to $20,000.

2. Business Protection Agreements. Mr. Lee is bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning both customers and employees of the Company.

3. Release. In order to collect his post-employment compensation and cash retention bonus, Mr. Lee will have to execute and deliver to the Company a release, pursuant to which Mr. Lee will agree to release all claims, causes of action, liabilities or demands of any kind or nature, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest, subject to the expiration of the applicable revocation period under the release.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Appointment of Peter Limeri as Senior Vice President – Finance

On September 11, 2014, the Board appointed Peter Limeri the Company’s Senior Vice President – Finance. Mr. Limeri has over 25 years of financial experience, including his previous service with the Company as Chief Financial Officer from February 2006 until May 2009. The Board intends to appoint Mr. Limeri as the Chief Financial Officer of the Company later this year. Mr. Limeri’s previous experience also includes serving as President and Chief Executive Officer of LCG, LLC, a management consulting firm specializing in strategic, financial and operations transformation, and service as President and Chief Financial Officer of Physiotherapy Associates.

There are no family relationships between Mr. Limeri and any director or executive officer of the Company and no related party transactions required to be reported under Item 404(a) of Regulation S-K.

Appointment of Michael W. Reene as Senior Vice President – Growth and Market Development

On September 11, 2014, the Board appointed Michael W. Reene the Company’s Senior Vice President – Growth and Market Development. Mr. Reene comes to the Company from MWR Consulting, where he provided board-level consulting services. Prior to MWR Consulting, Mr. Reene served as Chief Strategy Officer at ChoicePoint, Inc. and Global Vice President at IBM, where he led its Global Telecommunications Vertical organization. Mr. Reene began his career at Andersen Consulting, now Accenture, and rose to become a Managing Partner.

There are no family relationships between Mr. Reene and any director or executive officer of the Company and no related party transactions required to be reported under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit 10.1	Separation Agreement dated September 11, 2014, by and between Mr. Robert B. Lee and the Company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: September 11, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement dated September 11, 2014, by and between Mr. Robert B. Lee and the Company